As filed with the Securities and Exchange Commission on June 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3713430
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation of Organization)	Identification Number)

211 Mount Airy Road
Basking Ridge, New Jersey 07920
(908) 953-6000
(Address, including Zip Code, Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Avaya Inc. 2004 Long Term Incentive Plan
(f/k/a Avaya Inc. Long Term Incentive Plan for Management Employees)
Avaya Inc. 2000 Long Term Incentive Plan
Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors
Avaya Inc. Broad-Based Stock Option Plan
Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees
(Full title of the plans)

Pamela F. Craven
Chief Administrative Officer
Avaya Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
(Name and Address of Agent for Service)

(908) 953-6000
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $.01 per share, and related preferred stock purchase rights(5)	15,000,000	(2)(3)	$17.09	$256,350,000	$7,869.95

(1)

Plus such indeterminate number of shares of the Registrant’s Common Stock, including treasury stock, as may be issued from time to time to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)

Includes (i) 14,999,990 shares to be made available for awards under the Avaya Inc. 2004 Long Term Incentive Plan, which is the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees (the “2004 LTIP”) and (ii) 10 shares to be made available for awards under the Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees (the “Livingston Plan”). Shares initially were registered for issuance under each of the 2004 LTIP and the Livingston Plan on Form S-8 (No. 333-55614) (the “Prior Form S-8”).

(3)

In addition to being the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees previously registered on the Prior Form S-8, the 2004 LTIP is a successor plan to, and no further grants are being made from, the Avaya Inc. Broad-Based Stock Option Plan (the “Broad Based Plan”), the Avaya Inc. 2000 Long Term Incentive Plan (the “2000 LTIP”), and the Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors (the “Director Plan”), each of which also had shares registered on the Prior Form S-8 (the “Prior Plans”). As a result of the foregoing, and in addition to the number of new securities being registered hereunder, the Registrant reallocates to the 2004 LTIP the following number of shares of Common Stock (including corresponding Rights, as defined below) that were previously allocated under the Prior Form S-8 for the Prior Plans: (i) 9,200,000 shares of Common Stock from the Broad-Based Plan; (ii) 7,700,000 shares of Common Stock from the 2000 LTIP; and (iii) 175,000 shares of Common Stock from the Director Plan.

(4)

Estimated pursuant to Rule 457(h) and Rule 457(c), under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 13, 2007.

(5)

Each share of Common Stock will have attached thereto one Preferred Stock Purchase Right issued pursuant to the Registrant’s Rights Agreement between Avaya Inc. and The Bank of New York, as Rights Agent, dated as of September 29, 2000 and as amended on February 28, 2002 and on June 4, 2007 (the “Rights”). No separate consideration will be received for the Preferred Stock Purchase Rights, which initially will trade together with the Common Stock.

EXPLANATORY NOTE

Avaya Inc., a Delaware corporation (sometimes referred to hereinafter as “Avaya,” the “Company” or the “Registrant”), filed a Registration Statement on Form S-8 (Registration No. 333-55614) on February 14, 2001 (the “Prior Form S-8”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).  The Prior Form S-8 registered an aggregate of 64,476,299 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for issuance under those certain employee benefit plans described therein. Included on the Prior Form S-8 were allocations of shares of Common Stock for issuance under the following plans, in addition to certain other plans: the Avaya Inc. Long Term Incentive Plan for Management Employees (“LTIP for Management”); the Avaya Inc. 2000 Long Term Incentive Plan (the “2000 LTIP”); the Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors (the “Director Plan”); the Avaya Inc. Broad-Based Stock Option Plan (the “Broad-Based Plan”); and the Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees (the “Livingston Plan”).  The contents of the Prior Form S-8 are incorporated herein by reference.

On February 26, 2004, shareholders of Avaya approved an amendment and restatement of the LTIP for Management, which was renamed the Avaya Inc. 2004 Long Term Incentive Plan (the “2004 LTIP”). In addition to amending and restating the LTIP for Management, the 2004 LTIP became the successor plan to, and since that date no further grants have been or will be made from, the 2000 LTIP, the Director Plan and the Broad-Based Plan (collectively, these three plans are referred to as the “Prior Plans”).

On February 15, 2007, shareholders of the Company approved an amendment to the 2004 LTIP to increase the number of shares of Common Stock available under that plan by 26 million shares. The amended plan has been filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended March 31, 2007.

Pursuant to General Instruction E of Form S-8, the Company is filing this Registration Statement on Form S-8 to register an additional 15,000,000 shares of Common Stock to be allocated as follows: (i) an additional 14,999,990 shares of Common Stock to be made available for awards under the 2004 LTIP, including awards of stock options, stock appreciation rights, restricted stock awards, grants of stock retainers to Non-Employee Directors, performance awards, dividend equivalents and other stock unit awards; and (ii) an additional 10 shares of Common Stock to be made available to satisfy stock option awards granted under the Livingston Plan.

Similar to the 2004 LTIP, the Prior Form S-8 allocated a portion of the aggregate 64,476,299 shares registered to each of the Prior Plans.  Because the 2004 LTIP is the successor plan to, and no further grants have been or will be made from, the Prior Plans, this Registration Statement on Form S-8 also reallocates to the 2004 LTIP substantially all of the remaining shares of Common Stock originally allocated to the Prior Plans that are not required to cover currently outstanding awards under those plans.

Accordingly, Avaya hereby reallocates to the 2004 LTIP an aggregate amount of 17,075,000 shares registered for its predecessor plans as follows:  (i) 9,200,000 shares of Common Stock from the Broad-Based Plan; (ii) 7,700,000 shares of Common Stock from the 2000 LTIP; and (iii) 175,000 shares of Common Stock from the Director Plan.

After the registration of the new shares and the reallocation to the 2004 LTIP of shares from its predecessor plans, the total number of shares that will have been registered to date for issuance under each of these plans is as follows:

Plan	Total Registered to Date
Avaya Inc. 2004 Long Term Incentive Plan	60,277,784
Avaya Inc. 2000 Long Term Incentive Plan	17,300,000
Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors	825,000
Avaya Inc. Broad-Based Stock Option Plan	800,000
Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees	10,537

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The document(s) and information required by Item 1 of Part I of Form S-8 and the statement of availability of Registrant Information and Employee Plan Annual Information and other information required by Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Company shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are incorporated herein by reference:

(a)                          Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(b)                         Quarterly Reports on Form 10-Q for each of the periods ended December 31, 2006 and March 31, 2007;

(d)                         Current Reports on Form 8-K dated  November 7, 2006 (as amended by Form 8-K/A filed December 21, 2006); January 8, 2007; January 16, 2007; January 23, 2007 (solely the Form 8-K filing on that date containing Item 5.02(c) disclosure);  February 20, 2007; April 5, 2007; two Form 8-K filings on June 5, 2007; and

(e)                          The “Description of Capital Stock” contained in the Registration Statement on Form 10, as amended as of June 6, 2007, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration

Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not Applicable

Item 5.           Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon for the Company by Eric M. Sherbet, Vice President — Corporate and Securities Law and Corporate Secretary of the Company.  Mr. Sherbet is an officer of the Company who is eligible to participate in the 2004 Plan and certain of the Prior Plans and currently holds awards issued under one or more of those plans.

Item 6.           Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.   The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, for liability arising under any of the scenarios set forth in clauses (i) through (iv) above.

Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such person had no reasonable cause to believe his or her conduct was unlawful.

Section 145 also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, Section 145 empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Company’s Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or  otherwise.

The Company’s Certificate of Incorporation also specifically authorizes the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.           Exemption From Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q filed with the SEC on February 12, 2003).

4.2	Amended and Restated Bylaws of Avaya Inc., as amended (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2002).

4.3

Specimen Common Stock certificate of Avaya Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the registrant’s Registration Statement on Form 10 (Registration No. 1-15951) (the “2000 Registration Statement”).

4.4

Rights Agreement dated as of September 29, 2000 between Avaya Inc. and The Bank of New York, as Rights Agent (the “Rights Agreement”), including the related Form of Certificate of Designations of Series A Junior Participating Preferred Stock and Form of Right Certificate (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to the 2000 Registration Statement).

4.5	Amendment No. 1 to the Rights Agreement dated as of February 28, 2002 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K dated February 28, 2002).

4.6	Amendment No. 2 to the Rights Agreement dated as of June 4, 2007 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed June 5, 2007).

5.1	Opinion of Eric M. Sherbet, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney.*

* Filed herewith

Item 9.           Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Basking Ridge, New Jersey, on this 19th day of June, 2007.

AVAYA INC.

By:	/s/ Eric M. Sherbet
Name:	Eric M. Sherbet
Title:	Vice President — Corporate and
Securities Law and
Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director, President and	June 19, 2007
Chief Executive Officer
Louis J. D’Ambrosio	(Principal Executive Officer)

*	Senior Vice President and	June 19, 2007
Chief Financial Officer
Caroline Dorsa	(Principal Financial Officer)

*	Vice President, Finance Operations	June 19, 2007
and Corporate Controller
Amarnath K. Pai	(Principal Accounting Officer)

*	Director	June 19, 2007
Bruce R. Bond

*	Director	June 19, 2007
Frank J. Fanzilli

*	Director	June 19, 2007
Joseph P. Landy

*	Director	June 19, 2007
Mark Leslie

*	Director	June 19, 2007
Philip A. Odeen

*	Director	June 19, 2007
Hellene S. Runtagh

*	Director	June 19, 2007
Daniel C. Stanzione

*	Director	June 19, 2007
Paula Stern

*	Director	June 19, 2007
Anthony P. Terracciano

*	Director	June 19, 2007
Michael C. Thurk

*	Director	June 19, 2007
Richard F. Wallman

*	Director	June 19, 2007
Ronald L. Zarrella

*By:	/s/ Eric M. Sherbet
Eric M. Sherbet
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q filed with the SEC on February 12, 2003).

4.2	Amended and Restated Bylaws of Avaya Inc., as amended (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2002).

4.3

Specimen Common Stock certificate of Avaya Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the registrant’s Registration Statement on Form 10 (Registration No. 1-15951) (the “2000 Registration Statement”).

4.4

Rights Agreement dated as of September 29, 2000 between Avaya Inc. and The Bank of New York, as Rights Agent (the “Rights Agreement”), including the related Form of Certificate of Designations of Series A Junior Participating Preferred Stock and Form of Right Certificate (incorporated by reference to Exhibit 4.4 of Amendment No. 1 to the 2000 Registration Statement).

4.5	Amendment No. 1 to the Rights Agreement dated as of February 28, 2002 (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K dated February 28, 2002).

4.6	Amendment No. 2 to the Rights Agreement dated as of June 4, 2007 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed June 5, 2007).

5.1	Opinion of Eric M. Sherbet, Esq.*

23.1	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney.*

*— Filed herewith